Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Safeguard Scientifics, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 33-41853, 33-72560, 333-75501, 333-86777, 333-65092, 333-73284, 333-103976, 333-118046, 333-129617, 333-145102 and 333-147174) on Form S-8 and in the registration statements (Nos. 333-114794, 333-86675 and 333-32512) on Form S-3 of Safeguard Scientifics, Inc. and subsidiaries of our reports dated March 31, 2008, with respect to the consolidated balance sheets of Safeguard Scientifics, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Safeguard Scientifics, Inc.
Our report dated March 31, 2008, on the effectiveness of internal control over financial reporting as of December 31, 2007, expresses our opinion that Safeguard Scientifics, Inc. did not maintain effective internal control over financial reporting as of December 31, 2007 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the following material weaknesses related to the following have been identified and included in management’s assessment: (i) Ineffective policies and procedures for ensuring financial reporting risks are identified timely and corresponding control activities implemented and (ii) the combined effect of significant deficiencies related to accounting for refunds due to customers and the allowance for doubtful accounts.
Our report on the consolidated financial statements of Safeguard Scientifics, Inc. as of December 31, 2007 and 2006 and for each of the years in the three-year period ended December 31, 2007 contains an explanatory paragraph regarding the adoption of SFAS No. 123 (R), Share-Based Payment, effective January 1, 2006, and Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an Interpretation of SFAS No. 109, effective January 1, 2007.
/s/ KPMG LLP
Philadelphia, Pennsylvania
March 31, 2008